Exhibit 99.2

NEWS RELEASE

Contacts:	Tom Hornish	Angie Yang
	Chief Operating Officer	PondelWilkinson Inc.
	951.699.6991	310.279.5967
	thornish@outdoorchannel.com	ayang@pondel.com
OUTDOOR CHANNEL APPOINTS CHIEF FINANCIAL OFFICER
TEMECULA, Calif. – May 6, 2008 – Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) today named Shad L. Burke as its permanent chief financial officer. Burke, 35, has been serving as the company’s interim chief financial officer since December 14, 2007.
“The Board and management team have been very impressed with Shad’s ability to step seamlessly into the role of interim chief financial officer,” said Roger L. Werner, president and chief executive officer. “His experience in the public sector and leadership during this transitional period were instrumental in helping the company complete its adjusted financial statements earlier this year and timely file its 2007 Annual Report on Form 10-K. We are also pleased with the progress Shad has made in streamlining the finance and accounting functions to enhance the company’s financial reporting processes. He is a talented executive, and we look forward to his contributions in what we believe will be another exciting year of growth for Outdoor Channel.”
A certified public accountant, Burke joined Outdoor Channel Holdings in October 2007 as chief accounting officer. Previously, he served as vice president of finance and corporate controller for Dot Hill Systems Corp. (NASDAQ: HILL) from July 2005. At Dot Hill, he was responsible for supervising the company’s finance and accounting functions worldwide, including SEC reporting. From March through July 2006, Burke also served as the company’s interim chief financial officer. During his tenure with Dot Hill, Burke re-aligned the company’s finance and accounting functions to improve internal controls and thus successfully eliminated a number of material weaknesses and deficiencies as part of Sarbanes Oxley compliance. Burke served as corporate controller at PeopleSupport, Inc. (NASDAQ: PSPT) from April 2004 to July 2005 where he assisted in the strategic planning and completion of the company’s initial public offering and was also responsible for implementing Sarbanes Oxley compliance.
Burke began his career in public accounting in 1995 at Arthur Andersen, and served most recently as a manager for the firm’s audit and business advisory services division. In 2002, he joined Deloitte & Touche as senior manager, assurance and business advisory services. Burke earned his bachelor’s degree from the University of California at Santa Barbara.
About Outdoor Channel Holdings, Inc.
Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel, America’s leader in outdoor TV. The national network offers programming that captures the excitement of hunting, fishing, shooting, off-road motorsports, adventure and the Western lifestyle. Outdoor Channel can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic new broadband website. For more information about the company or Outdoor Channel, please visit www.outdoorchannel.com.
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